Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT



         We consent to the incorporation by reference in the registration statement (No. 333-_________) on Form S-3 of Wild Oats Markets, Inc. of our report dated February 5, 1999, with respect to the balance sheet of Henry's Marketplace, Inc. as of December 27, 1998, and the related statements of earnings, stockholders' equity, and cash flows for the fifty-two weeks then ended, which report appears in the Form 8-K of Wild Oats Markets, Inc., dated September 27, 1999, as amended February 28, 2000, and in the Form 8-K of Wild Oats Markets, Inc., dated February 28, 2000. We also consent to the reference to our firm under the heading "Experts" in the prospectus.


                                    KPMG LLP

San Diego, California
February 28, 2000


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